Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Vallon Pharmaceuticals, Inc. on Form S-4 to be filed on or about February 23, 2023 of our report dated February 23, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 23, 2023